UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2025

Lottery.com Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38508	No. 81-1996183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5049 Edwards Ranch Rd., 4th Floor Fort Worth, Texas	76109
(Address of Principal Executive Offices)	(Zip Code)

(737) 309-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTRY	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $230.00	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Letter of Intent to Acquire Majority Ownership Stake in Dotcom Ventures Inc.

On May 07, 2025, Lottery.com Inc. (collectively the “Company” or “Lottery.com”) entered into a Letter of Intent (the “LOI”) with Dotcom Ventures Inc. (“DVI”) which outlines the intent of the Company to purchase a minimum of 51% up to 100% of DVI and its assets including the domain names concerts.com and ticketstub.com (“DVI Assets”) from Concerts.com Inc. (“Concerts.com” or the “Seller”).

Subject to Due Diligence (as defined below), as consideration for Majority Interest, Lottery.com shall pay Concerts.com the purchase price of Five Million Dollars USD ($5,000,000) (the “Purchase Price”) for Majority Interest in DVI. The parties mutually agree that at Closing (as defined in Paragraph 11 herein), the Company shall have the option at its sole discretion to pay Concerts.com the Purchase Price as follows: (i) in cash; (ii) as Payment-In-Kind (as defined below) equivalent to the Purchase Price; or (iii) a combination of cash and Payment-In-Kind (as defined below) equivalent to the Purchase Price. The term “Payment-In-Kind” shall be defined as restricted stock units of common shares of Lottery.com to be applied towards the Purchase Price at a fixed price of Three Dollars USD ($3.00) per share (the “Fixed Price”) irrespective of the trading price of Lottery.com stock at the execution of this LOI, the SPA or the Closing Date. At Closing, in the event that the Company elects to make a Payment-In-Kind for any portion of the Purchase Price, the Company shall cause to be issued to Seller the equivalent in restricted stock units of common shares in Lottery.com to be applied towards the Purchase Price. Seller shall receive the Payment-In-Kind within three business days following the Closing Date. Any Payment-In-Kind made as part of the consideration to satisfy any portion of the Purchase Price shall carry full piggyback registration rights for the benefit of the Seller.

In the event that the closing price of the restricted stock units of common shares in Lottery.com Inc. to be issued to the Seller as above is lower than the Fixed Price on April 30, 2026 (the “Reprice Date”), then the Fixed Price shall be adjusted downward to the VWAP of the common stock for the five (5) consecutive trading days immediately preceding the Reprice Date (the “Market Price”). Accordingly, the Company shall be obligated to tender Seller additional restricted stock units of common shares in Lottery.com Inc. to make up the difference between the Fixed Price and the Market Price.

The Transaction contemplated by this LOI is subject to, among other things, the execution and delivery of a mutually agreeable agreement (the “SPA”) containing the principal terms stated in the LOI and additional representations, warranties, covenants, and other agreements that are customary for a transaction of this type.

Any obligation for the Company to consummate the Transaction contemplated herein or pursuant to the SPA is subject to and conditioned upon approval by a) the Company’s board of directors or b) the Company’s shareholders and obtaining Nasdaq, Security and Exchange Commission or other regulatory approval or in compliance with all applicable governmental and quasi-governmental authorities.

Unless otherwise mutually agreed by the parties in the SPA, the completion of the Transaction for Majority Interest of DVI shall occur on or before August 1, 2025 and may take place remotely. It is currently anticipated that the execution of the SPA shall occur on or before June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lottery.com Inc.

By:	/s/ Matthew McGahan
Name:	Matthew McGahan
Title:	Chief Executive Officer

May 8, 2025